Exhibit 99.1

Contact: Jim Stark, 800-295-1772, jstark@efji.com	For Immediate Release

EFJ, Inc. Acquires 3e Technologies International

Irving, TX – July 10, 2006 – EFJ, Inc. (NASDAQ: EFJI) today announced that it acquired 3e Technologies International (3eTI), a privately held, Maryland based company. 3eTI is a technology company that offers security solutions for wireless platforms such as WiFi, mesh networking and Bluetooth. 3eTI also develops and sells secure wireless infrastructure that meet Federal Information Processing Standards, FIPS 140-2 validated 802.11i-compliant wireless networking standards.

3eTI was founded in 1995 and currently has 95 employees located in U.S. and Taiwan. For the 12-month period ended May 31, 2006, 3eTI had revenues of approximately $24 million. 3eTI also provides security solutions for wireless sensor networks, radio frequency identification (RFID), wireless video surveillance, and location-based context-aware solutions based on its wireless application middleware.

“We are pleased to announce the acquisition of 3eTI,” stated Michael E. Jalbert, EFJ, Inc. chairman and chief executive officer. “3eTI is a strong fit for EFJ, Inc. This acquisition adds to our portfolio of secure wireless products for public safety and public service. 3eTI brings secure wireless data capability to our private wireless business and strengthens the market position of our secured communications segment with digital data security,” Jalbert added.

“We believe the market opportunity for 3eTI’s products and technologies is significant. To take advantage of this growth opportunity, 3eTI has developed a strong partnership with Cisco Systems. We look forward to continuing that partnership,” said Jalbert.

“We anticipate this transaction being accretive to our earnings per share in 2007,” Jalbert stated.

“3e Technologies has been, and will continue to be an important wireless security solutions partner for Cisco,” said Brett Galloway, Vice President and General Manager, Wireless Networking Business Unit at Cisco Systems, Inc. “We look forward to continuing our successful relationship solution-selling EFJ offerings with our Unified Wireless Network products.”

Commenting on the acquisition, Chih-Hsiang Li, chairman & chief executive officer of 3eTI, said, “This is an exciting time for 3eTI to join with EFJ, Inc. The floodgates of secure WLAN business have opened, and the combination of the EFJ and 3eTI teams will allow us to grow at an accelerated pace.”

Steven Chen, founder, Executive VP/GM for Wireless Products, said, “The recent DOD 8100.2 Commercial WLAN Update requires FIPS 140-2 validation, WPA-2 certification and IEEE 802.11i compliance. 3eTI is the first company to achieve FIPS 140-2 validation and WPA-2 certification with its mesh WLAN access points. 3eTI has focused on interoperable security solutions based on open standards. This transaction will strengthen 3eTI’s commitment to our partners.”

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EFJ, Inc. acquired 3eTI for cash of $36 million. The purchase price includes approximately $5.0 million to satisfy certain liabilities of 3eTI and approximately $3.6 million being held in escrow for potential indemnification claims. Certain 3eTI employees are eligible to participate in bonus programs with payments to be earned based on achievement of performance objectives and continued employment. EFJ, Inc. is financing the transaction with $21 million of cash and a $15 million term loan. The $15 million term loan is payable over 4 years and will be effected through an amendment and increase to EFJ’s existing line of credit facilities with Bank of America. The merger documents have been signed and delivered and the closing will be effective upon confirmation of the filing of the articles of the merger with the Secretary of State of Maryland.

3eTI was an Intel Capital portfolio company prior to this acquisition. 3e Technologies International, Inc. was being represented in this transaction by BB&T Capital Markets | Windsor Group, a division of Scott & Stringfellow, Inc.

Conference Call and Web Cast

The Company will hold an investor conference call Tuesday, July 11, 2006, at 9:00 a.m. Eastern Time. The call will be available via 800-310-1961. Participants are urged to call in to the conference call at least 10 minutes prior to the start time. Replays of the call will be available starting at 12:00 pm EDT on July 11, 2006 and continuing until 12:00 Midnight July 14, 2006. The replay number is 888-203-1112, and the reservation number is 4611336. The call will be accessible via webcast at www.vcall.com by clicking EFJI under “Today’s VCalls.” Investors are advised to go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. The call will be archived for 30 days.

About 3e Technologies International, Inc.

3eTI is a leading provider of FIPS 140-2 validated WLAN products include security and management server, mesh networking, supplicant and WLAN client devices. It offers wireless-enabled solutions for RFID, video surveillance, remote sensors, and location-based context-aware telematics. 3eTI serves government, industrial, and commercial users worldwide. For more information, visit www.3eti.com.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas-based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, the transaction strengthening EFJ’s market position, the significant market opportunity for 3eTI’s products and technologies, continuing the Cisco partnership, the transaction being accretive to earnings per share in 2007, growing at an accelerated pace and strengthening 3eTI’s commitment to its partners. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the Company’s ability to efficiently and cost effectively integrate the acquired business of 3eTI, retain the customers of 3eTI and obtain additional customers for 3eTI products and technologies, retain and expand 3eTI’s relationships with Cisco Systems, and retain key employees of 3eTI and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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